Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in the Registration Statements on Form S-2 (File No. 333-115051) of Entrx Corporation and subsidiaries of our report dated February 14, 2005 (except as to Note 23, as to which the date February 23, 2005), which appears on page F-1 of this annual report on Form 10-K for the year ended December 31, 2004.

/s/ VIRCHOW, KRAUSE & COMPANY, LLP

Minneapolis, Minnesota
March 31, 2005